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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
R. G. Barry Corporation:

We consent to incorporation by reference in Registration Statement Nos. 33-23567, 33-23568, 33-67594, 33-67596, 33-83252, 333-06875, 333-28671,
333-81105, 333-90544 and 333-111100 on Forms S-8 and S-3 of R. G. Barry
Corporation of our reports dated February 25, 2005, except for Note 18, which is as of March 31, 2005, relating to the consolidated balance sheets of R. G. Barry Corporation and subsidiaries as of January 1, 2005 and January 3, 2004, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows and related financial statement schedules for each of the fiscal years in the three-year period ended January 1, 2005, which reports appear in the 2004 annual report on Form 10-K of R. G. Barry Corporation.

/s/ KPMG LLP

Columbus, Ohio
April 1, 2005